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                                                                      EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)


                                                    Three months ended March 31,
                                                           2002        2001
                                                         --------    --------

Net loss                                                 $(17,896)   $(12,175)
                                                         ========    ========
Weighted average shares of common stock outstanding        52,689      29,705
Weighted average shares of common stock held for
    former Women.com stockholders                             713          --
                                                         --------    --------
Adjusted weighted average shares of common stock
   outstanding used in computing basic and diluted
   net loss per share                                      53,402      29,705
                                                         ========    ========
Basic and diluted net loss per share                     $ (0.34)    $  (0.41)
                                                         ========    ========